UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Rocky Mountain Chocolate Factory, Inc.
(Name of Registrant as Specified In Its Charter)

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June 30, 2025

Dear Shareholders,

This was a year of hard, behind-the-scenes work—a year where we identified, confronted, and corrected deeply rooted problems engrained in our operations, systems, and company culture. While we did not deliver the profitability we desired, the actions we took during the year were foundational to transforming Rocky Mountain Chocolate Factory into a more accountable, resilient, and focused business.

Understanding the past helps us navigate the present, and plan for our future

Our efforts over the past year were broad and structural. We revamped core systems, and realigned pricing to amend how we serve both franchisees and end customers.

We rebuilt nearly every core process, while redesigning our organization structure, upgrading our IT and manufacturing systems, and onboarding new executive talent — transforming how the company operates at nearly every level.

Just as important, we reset business culture. We made difficult decisions to part ways with individuals unable to meet the standards of excellence and accountability required in this next phase of business growth. We’re building a team of motivated, detail-oriented, and results-driven leaders who are propelling our transformation.

I’ll walk through key milestones from the past year and how they align with our longer-term strategic vision.

Consumer Packaging Transition & Fulfillment

One of the most significant operational pivots we made was the decision to bring consumer packaging back in-house to Durango. The previous partnership with a third-party provider in Salt Lake City, Utah resulted in delayed fulfillment, inflated logistics costs, and inefficiencies that eroded margins, particularly during the holiday season.

Since relocating our two consumer packaging lines in early January and mid-February, we’ve improved execution, fulfillment reliability, and cost management, setting a stronger foundation for future seasonal demand. This move has also allowed us to better control labor, streamline workflows, and eliminate costly back-and-forth shipping between facilities — issues that were previously contributing to unnecessary time and expense with both e-commerce and franchise fulfillment.

This was a critical step in addressing fulfillment challenges that severely impacted our operations since the move was made in October of 2023. By unwinding this costly and inefficient third-party packaging arrangement, we not only eliminated unnecessary complexity but also will avoid approximately $1.5 million in annual losses.

Specialty Market Repricing

We took decisive steps to re-evaluate all our specialty-markets customer relationships. In certain cases, we chose to discontinue partnerships that no longer support our pricing objectives. At the same time, we worked closely with key customers to implement more favorable pricing that reflects our current costs.

These actions were not easy, but they reflected our discipline and willingness to prioritize long-term financial health over production volume for volume’s sake. The response from our partners has been constructive, and we’re seeing signs of positive contribution from these sales channels after our repricing.

These changes were part of a broader effort to re-establish operational discipline.

New Stores

We continue to build a healthier franchise network through strategically planned new openings and store transfers. While we did not open any new stores in the fourth quarter, we’re actively evaluating development opportunities with new and existing franchisees in markets such as Atlanta, Sacramento, Park City, and even the Jersey shore to name just a few.

On June 3, 2025, we opened our newest store in Charleston, South Carolina, the first location built with our refreshed design and branding.

Construction is scheduled to begin shortly at an outstanding flagship location in downtown Chicago at One State Street.

Additionally, our Corpus Christi store, one of two Company-owned stores, is being remodeled with our new store design, serving as a prototype for future franchise upgrades.

Our goal is to build deeper regional density with fewer, stronger operators using multi-unit development plans.

We have actively worked to transfer existing locations to stronger operators while closing underperforming units. These moves are helping us preserve high-quality locations and reinvigorate store level performance with motivated and ambitious operators who are interested in increasing their commitment to our brand. Our experience with store transfers has been positive, with high year-over-year sales growth recorded when existing stores are placed under new management.

Pricing

March 1, 2025, was a critical inflection point for Rocky Mountain Chocolate Factory. Backed by our recently installed ERP and improved business visibility, we moved away from a historic one-size-fits-all pricing model and introduced a dynamic model that reflects the actual input cost per item. This change allows us to adjust prices on a frequent basis, keeping target profit margins aligned with ever-changing input costs. We saw an immediate improvement in our gross margin because of our March 1st price adjustment.

We now adjust pricing on a quarterly basis or more frequently if needed, ensuring tighter cost alignment while managing to a targeted gross margin percentage. We estimate this initiative alone will capture several million dollars in additional gross profit in fiscal 2026. We expect to return to historic gross margin rates over the coming years.

The execution of this strategy would not have been possible without the technology and visibility provided by our new ERP system and input from both current and newly hired data and analytics personnel.

Operational Visibility & Infrastructure

For the first time in our Company’s history, we have daily, store-level visibility into sales and inventory across the majority of our network, allowing us to make smarter, faster decisions about production, marketing and pricing.

This is a result of our newly rolled out POS system which is now operating in over 100 of our current stores with nearly all stores scheduled for installation. This allows us to monitor real-time sell-through, inventory trends, and product performance at a store level. This system has given us new-found insights into franchise operations and is critical to the effective alignment of production, marketing, and pricing strategies.

ERP System Implementation

In January 2025, we launched our new ERP system, a major milestone in our transformation. This platform integrates all our core functions, including production, procurement, inventory, and finance. It has already enabled smarter planning, tighter SKU rationalization, and more precise cost controls. ERP was the backbone behind the pricing adjustments we made in March, and it will continue to guide data-driven decision-making across the business.

The ERP infrastructure upgrade represented a significant investment, totaling nearly $1.0 million in capital expenditures during fiscal 2025. With this system now fully implemented, we expect capital spending in fiscal 2026 to be modest, focused primarily on maintenance.

Seasonal orders

We’re pleased with the fulfillment performance we delivered to our franchisees this past holiday season. After several challenging quarters of focused efforts, we achieved nearly a 100% fulfillment rate for franchisee demand during Q4, and this trend continues in our new fiscal year.

This improved performance represents a significant turnaround, reinforcing our ability to reliably meet demand and rebuild trust across our franchise and specialty markets channels.

It’s a testament to the operational changes we’ve made and to the focus and resilience of our team.

Brand Repositioning

As we look at the quarters ahead, we are excited to begin unveiling the updated Rocky Mountain Chocolate Factory brand. This includes a new logo, modernized store design, and elegantly updated packaging. The full rebrand will launch later this year. As I mentioned earlier, we expect the first remodeled store to open in mid-July.

Initial feedback on the updated store concept has been constructive. We’re finalizing cost models and network-wide build-out timelines. Interest from current and prospective franchisees is growing as they see our premium, updated aesthetic and vision.

Systemwide signage upgrades are already underway, beginning with the recent installation at our Durango, Colorado location.

Our elegantly updated packaged offerings are expected to begin shipping to stores in late July.

These updates reflect a modern, premium brand identity which we believe will elevate customer brand experience and attract strong franchisee partners.

E-commerce Strategy

Our e-commerce business delivered record sales this past holiday season, but profitability was challenged due to inefficient fulfillment and elevated advertising expenditure. With consumer packaging now back in Durango and disciplined oversight of marketing costs, we expect profitable contribution from e-com in fiscal 2026, which we are already seeing.

We expect to introduce a newly designed and easy to use e-commerce site in mid-July with a vastly improved user interface experience. RMCF.com has been thoughtfully designed. As a result, we believe it will drive additional interest in our new packaged item offerings and establish a platform to drive future e-commerce sales.

Together, these initiatives are helping us build a stronger digital foundation to complement our in-store experience while driving customer traffic to a local store.

New Store Pipeline

We expect to show positive store growth this year, ending more than ten years of declining store counts. We are targeting prime retail locations operated by highly motivated franchisees, many of whom work with us now and others who will be new to the RMCF family of franchisees.

We are identifying well-capitalized, financially sophisticated and entrepreneurial operators to join us and become our next generation of franchisees.

We are building a healthy pipeline of new stores and expect to provide ongoing communication to investors as we get locations under lease and into permitting.

Fiscal 2025 was a design period, not a construction period. We are now positioned to grow, having built a foundation on what, when, where and how. We were meticulous in our planning efforts.

Looking Ahead

As we begin fiscal 2026, we’re already seeing signs that the heavy lift from fiscal 2025 is bearing fruit. Our systems are stronger, our cost structure is leaner, and our franchise network is healthier. There’s more to do, but we’re gaining momentum as we now visit each franchise location several times per year and engage in on-site audits and annual business planning sessions.

We’re optimistic about our plans to return Rocky Mountain Chocolate Factory to growth and are focused on returning to profitability this year.

Our Leadership Team took a business that was in long-term decline and began rebuilding it from the ground up. Over the past year we made significant strides in positioning the Company for future success. To support our transformation, we raised $2.2 million in equity capital in August 2024 and refinanced our $4 million credit facility into a $6 million term loan in September 2024. These actions gave us the financial flexibility to invest in systems, talent, and the brand refresh we needed to drive our business through this process.

The steps we’ve taken put us on a solid path toward long-term value creation. Most importantly, we’re building a corporate culture of excellence, transparency, and accountability. After experiencing three years of operating losses, we fully expect to return to profitability in fiscal 2026, with a strong foundation in place and a new level of discipline across the business.

Thank you,

Jeffrey R. Geygan

Interim Chief Executive Officer

Forward-Looking Statements

This letter, and the accompanying proxy statement, includes statements of expectations, intentions, plans and beliefs by Rocky Mountain Chocolate Factory, Inc. (the “Company”) that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. These forward-looking statements involve various risks and uncertainties. Many of the forward-looking statements contained in this letter may be identified by the use of forward-looking words such as “will,” “intend,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “potential,” or similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding future financial and operating results and anticipated outcomes of our business strategy and plan, are forward-looking statements. Management of the Company believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date of this letter. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause the Company’s actual results to differ materially from historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to: inflationary impacts; changes in the confectionery business environment; seasonality; consumer interest in our products; receptiveness of our products internationally; consumer and retail trends; costs and availability of raw materials; competition; the success of our co-branding strategy; the success of international expansion efforts; and the effect of government regulations. For a detailed discussion of the risks and uncertainties that may cause our actual results to differ from the forward-looking statements contained herein, please see the section entitled “Risk Factors” contained in our most recent periodic reports, each filed with the Securities and Exchange Commission.

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